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                                                                    Exhibit 99.1


Polymer Group, Inc. (ticker: PGI, exchange: New York Stock Exchange) News Release - 16-Apr-2001


                                                             Polymer Group, Inc.
                                                                   P.O. Box 5069
                                                        N. Charleston, SC  29405
                                                       Contact:  Robert Johnston
                                                                    843-566-7293

        Polymer Group, Inc. Announces Amendment to Bank Credit Facility

For Immediate Release

Monday, April 16, 2001

[North Charleston, SC]--- Polymer Group, Inc. (NYSE: PGI) today announced the completion of an amendment to its bank credit facility. The agreement is effective as of April 12, 2001, and amends the Company's $600 million senior bank credit facility.

Polymer Group, Inc. intends to file the amendment on a Current Report Form 8-K with the Securities and Exchange Commission on April 17,2001.

The Company also announced that it filed its annual report on Form 10-K with the Securities and Exchange Commission on April 13, 2001.

Commenting on this announcement, James G. Boyd, Polymer Group Executive Vice President and Chief Financial Officer, stated: "We are pleased to announce this amendment which reflects our bank group's continued support. This amendment is a positive and important step for PGI."

Jerry Zucker, Polymer Group Chairman, President and CEO, also stated: "Now that this important structural first step has been completed, the Company will be focusing on operational fundamentals to improve both top and bottom line performance."

Polymer Group, Inc., the world's third largest producer of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The Company employs more than 4,000 people and operates 25 manufacturing facilities throughout the world. Polymer Group, Inc. is the exclusive manufacturer of Miratec(R) fabrics, produced using the Company's proprietary advanced APEX(R) laser and fabric forming technologies. The Company believes that Miratec(R) has the potential to replace traditionally woven and knit textiles in a wide range of applications. APEX(R) and Miratec(R) are registered trademarks of Polymer Group, Inc.

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) increased competition in markets in which the company competes, (ii) increased costs, (iii) changes in conditions of the general economy and (iv) the company's substantial leverage position. Investors and other readers are directed to consider the risks and uncertainties discussed in documents
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filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the Company's Registration Statement on Form S-4, declared effective on July 1, 1998.


For further information, please contact:
     Robert Johnston or
     Dennis Norman
     Investor Relations
     Polymer Group, Inc.
     P.O. Box 5069
     North Charleston, South Carolina, 29405
     Telephone  No.: (843) 566-7293
     E-mail:     johnstonr@pginw.com   Web: www.polymergroupinc.com

SOURCE Polymer Group, Inc.

CONTACT: Robert Johnston of 843-566-7293, or e-mail, johnstonr@pginw.com, or Dennis Norman, 843-566-7293, both of Polymer Group, Inc./